Exhibit 5.1

Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile

Toronto	February 23, 2026

Montréal	Xanadu Quantum Technologies Limited
777 Bay Street, Suite 2400
Calgary	Toronto, ON M5G 2C8

Ottawa	Dear Sirs/Mesdames:

Vancouver	Re: Registration Statement on Form F-4 of Xanadu Quantum Technologies Limited

New York	We have acted as Canadian counsel to Xanadu Quantum Technologies Limited (“NewCo”), a corporation incorporated under the Business Corporations Act (Ontario) (the “OBCA”), in connection with the transactions contemplated by a business combination agreement dated as of November 3, 2025 (the “Business Combination Agreement”) by and among NewCo, Crane Harbor Acquisition Corp. (“SPAC”), a Cayman Islands exempted company that is to be continued under the OBCA, and Xanadu Quantum Technologies Inc. (“Old Xanadu”), a corporation continued under the OBCA. NewCo and Old Xanadu filed a registration statement on Form F-4 with the U.S. Securities and Exchange Commission (the “Commission”) on January 27, 2026 and amendment thereto on February 23, 2026 (as further amended through the date of this opinion letter, the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the proposed issuance of up to: (a) 515,387,046 Multiple Voting Shares in the capital of NewCo (“NewCo Class A Multiple Voting Shares”) to holders of Voting Common Shares in the capital of Old Xanadu (“Old Xanadu Voting Common Shares”) (including the Old Xanadu Voting Common Shares issued to holders of preferred shares in the capital of Old Xanadu) (the “NewCo Class A Multiple Voting Share Issuance”); and (b) 79,747,482 Subordinate Voting Shares in the capital of NewCo (“NewCo Class B Subordinate Voting Shares”) to holders of Non-Voting Common Shares in the capital of Old Xanadu (“Old Xanadu Non-Voting Common Shares”) and holders of SPAC Class A Shares in the capital of SPAC (including the SPAC Class A Shares issued to holders of share rights in the capital of SPAC) (the “NewCo Class B Subordinate Voting Share Issuance”), all pursuant to the terms of the Plan of Arrangement under Section 182 of the OBCA attached as Annex B to the Registration Statement (the “Plan of Arrangement”) and the transactions contemplated by the Business Combination Agreement.

Any terms used in this opinion that are not otherwise defined herein have the meanings ascribed to them in the Registration Statement. For the purposes of the opinions set forth herein, references to “Arrangement Effective Time” and “Effective Date” have the meanings ascribed to them in the Plan of Arrangement.

I.	Materials Reviewed

For the purpose of the opinions hereinafter expressed, in our capacity as local counsel for NewCo as aforesaid, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such public records, certificates, documents and other materials as we have considered relevant, necessary or advisable, including without limitation, the following documents (collectively, the “Relevant Documents”):

(a)	the Registration Statement (including the annexes and exhibits thereto);

(b)	the Business Combination Agreement (including the exhibits thereto);

(c)	the Plan of Arrangement;

(d)	resolutions of the directors of Old Xanadu approving, among other things, the Business Combination Agreement and the transactions contemplated thereby, the Plan of Arrangement and the transactions contemplated thereby, and the performance of Old Xanadu’s obligations under the Business Combination Agreement and the Plan of Arrangement;

(e)	resolutions of the sole shareholder of NewCo approving, among other things, the Business Combination Agreement and the transactions contemplated thereby, the Plan of Arrangement and the transactions contemplated thereby, and the performance of NewCo’s obligations under the Business Combination Agreement;

(f)	the form of special resolution and preferred majority consent of the Old Xanadu Shareholders in respect of the Plan of Arrangement (the “Old Xanadu Shareholder Arrangement Resolution”) attached as Exhibit A to the Business Combination Agreement, which may be considered, and subject to the Interim Order, at a special meeting of Old Xanadu Shareholders or by way of resolution in writing in accordance with the OBCA and the Old Xanadu Shareholders Agreements (defined below);

(g)	the Fourth Amended and Restated Investors’ Rights Agreement, by and among Old Xanadu, the Founder (as defined therein) and the Investors (as defined therein), dated as of April 20, 2022 (the “Investors’ Rights Agreement”);

(h)	the Fourth Amended and Restated First Refusal and Co-Sale Agreement, by and among Old Xanadu and the Shareholders (as defined therein), dated as of April 20, 2022 (the “First Refusal and Co-Sale Agreement”);

(i)	the Fourth Amended and Restated Voting Agreement, by and among Old Xanadu and the Shareholders (as defined therein), dated as of April 20, 2022 (the “Voting Agreement” and together with the Investors’ Rights Agreement and the First Refusal and Co-Sale Agreement, the “Old Xanadu Shareholders Agreements”);

(j)	an Interim Order of the Ontario Superior Court of Justice (Commercial List) (the “Court”) providing for certain procedural matters related to the approval of the Old Xanadu Shareholder Arrangement Resolution by Old Xanadu Shareholders and the Plan of Arrangement dated February 13, 2026;

(k)	an Interim Order of the Court providing for certain procedural matters related to the SPAC’s Extraordinary General Meeting and the Plan of Arrangement dated February 13, 2026;

(l)	a certificate of status dated February 20, 2026 in respect of Old Xanadu issued by the Ministry of Public and Business Service Delivery; and

(m)	a certificate of status dated February 20, 2026 in respect of NewCo issued by the Ministry of Public and Business Service Delivery.

Further, other than our review of the Relevant Documents, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to Old Xanadu, NewCo or SPAC. No inference as to our knowledge as to such facts and circumstances should be drawn merely from our representation of Old Xanadu and NewCo.

II.	Assumptions

In giving this opinion, we have assumed:

(a)	the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies;

(b)	the Registration Statement will be effective, will comply with all applicable laws, will be duly authorized, executed and delivered by NewCo and Old Xanadu, and will be filed with the SEC;

(c)	the Business Combination and the Plan of Arrangement and the transactions contemplated thereby have been duly authorized, executed and delivered by and are enforceable in accordance with their terms against, the parties thereto, other than NewCo and Old Xanadu, in accordance with applicable law;

(d)	the proxy statement of SPAC included in the Registration Statement (the “Proxy Statement”) will be delivered by SPAC in accordance with applicable laws to the SPAC Shareholders;

(e)	SPAC’s Extraordinary General Meeting is held as set forth in the Proxy Statement and the Registration Statement and at such Extraordinary General Meeting the requisite approval of the SPAC Shareholders of each of Proposal No.1, Proposal No. 2 and (if required) Proposal No. 3 is duly obtained;

(f)	a management information circular with respect to the approval of the Old Xanadu Shareholder Arrangement Resolution (the “Information Circular”) is approved by the board of directors of Old Xanadu and complies with all applicable laws and is sent to Old Xanadu Shareholders in accordance with the OBCA and the Interim Order;

(g)	the unanimous written consent of the Old Xanadu Shareholders approving the Old Xanadu Shareholder Arrangement Resolution as provided for in the Information Circular and the Interim Order is obtained in accordance with the terms of the Interim Order and Old Xanadu Shareholders Agreements, and failing such approval, that the Old Xanadu Shareholders Meeting is held as set forth in the Information Circular and the Interim Order and at such Old Xanadu Shareholders Meeting the requisite approval of the Old Xanadu Shareholders of the Plan of Arrangement is obtained in accordance with the terms of the Interim Order and the Old Xanadu Shareholders Agreements;

(h)	the sole shareholder of NewCo approves the adoption of the Proposed Articles of Amendment;

(i)	there are no amendments to the Business Combination Agreement, the Plan of Arrangement, the form of SPAC’s Proposed Articles of Continuance (attached as Annex C to the Registration Statement) and Proposed SPAC By-laws (attached as Annex D to the Registration Statement), the form of NewCo’s Proposed Articles of Amendment (attached as Annex E to the Registration Statement) and the Proposed By-laws (attached as Annex F to the Registration Statement) of NewCo or any of the other Relevant Documents after the date hereof and prior to the Arrangement Effective Time;

(j)	prior to the submission for the Final Order, the SPAC Articles of Continuance are filed in accordance with Section 180 of the OBCA and a certificate of continuance is issued by the director appointed pursuant to the OBCA;

(k)	a Final Order of the Court approving the Plan of Arrangement is granted prior to the Arrangement Effective Time;

(l)	NewCo’s Proposed Articles of Amendment, required to be filed to give effect to the change in NewCo’s share capital, are in the form prescribed under the OBCA and are filed prior to the Arrangement Effective Time, and upon the filing of such Proposed Articles of Amendment and the issuance of the certificate to be issued by the Director pursuant to section 172 of the OBCA in respect of the Proposed Articles of Amendment, the Proposed Articles of Amendment become effective;

(m)	articles of arrangement required to be filed to give effect to the Arrangement (the “Articles of Arrangement”), are in the form prescribed under the OBCA and are filed at the applicable times set forth in the Plan of Arrangement and upon the filing of such Articles of Arrangement and the issuance of the certificate or other proof of filing to be issued by the Director pursuant to section 183(1) or section 183(2) of the OBCA in respect of the Articles of Arrangement on the Effective Date (the “Certificate”), the Plan of Arrangement becomes effective at the Arrangement Effective Time;

(n)	each of NewCo, Old Xanadu and SPAC is a corporation validly subsisting under the OBCA at the Arrangement Effective Time; and

(o)	all required consideration (in whatever form) for the NewCo Class A Multiple Voting Shares and the NewCo Class B Subordinate Voting Shares is paid in money or in property (other than a promissory note or promise to pay) or past service that is not less in value than the fair value equivalent of the money that NewCo would have received if the NewCo Class A Multiple Voting Shares and the NewCo Class B Subordinate Voting Shares had been issued for money.

III.	Reliance

With respect to the accuracy of factual matters material to this opinion, we have relied upon resolutions, certificates or comparable documents and representations of public officials and of officers and representatives of NewCo and Old Xanadu.

Where our opinion expressed herein refers to the NewCo Class A Multiple Voting Shares and the NewCo Class B Subordinate Voting Shares having been issued as being “fully-paid and non-assessable”, such opinion indicates that the holder of such NewCo Class A Multiple Voting Shares and the NewCo Class B Subordinate Voting Shares, as applicable, will not, after the issuance to them of such NewCo Class A Multiple Voting Shares and the NewCo Class B Subordinate Voting Shares, as applicable, be liable to contribute any further amounts to NewCo in order to complete payment for the NewCo Class A Multiple Voting Shares and the NewCo Class B Subordinate Voting Shares, as applicable, or to satisfy claims of creditors of NewCo. No opinion is expressed as to actual receipt by NewCo of the consideration for the issuance of such NewCo Class A Multiple Voting Shares and the NewCo Class B Subordinate Voting Shares or as to the adequacy of any consideration received.

IV.	Applicable Laws

We are qualified to practice law in the province of Ontario and we do not express any opinion on any laws other than the laws of the province of Ontario and the laws of Canada applicable therein, in each case in effect on the date hereof.

V.	Opinions

(a)	upon the filing of the Articles of Arrangement, the issuance of the Certificate, the occurrence of the Arrangement Effective Time, and the completion of the other transactions contemplated by the Plan of Arrangement in accordance with the terms thereof, the NewCo Class A Multiple Voting Shares to be issued pursuant to the NewCo Class A Multiple Voting Share Issuance will be validly issued as fully paid and non-assessable shares in the capital of NewCo; and

(b)	upon the filing of the Articles of Arrangement, the issuance of the Certificate, the occurrence of the Arrangement Effective Time and the completion of the other transactions contemplated by the Plan of Arrangement in accordance with the terms thereof, the NewCo Class B Subordinate Voting Shares to be issued pursuant to the NewCo Class B Subordinate Voting Share Issuance will be validly issued as fully paid and non-assessable shares in the capital of NewCo.

VI.	Qualifications

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the Securities and Exchange Commission. This opinion is furnished for the sole benefit of NewCo and may not be relied upon by any other person or entity or quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Yours truly,

/s/ Osler, Hoskin & Harcourt LLP